EXHIBIT 99.2
PROVINCE OF MANITOBA
2007/08 QUARTERLY FINANCIAL REPORT
APRIL TO JUNE 2007
NOTES TO THE QUARTERLY FINANCIAL REPORT FOR CORE GOVERNMENT
Budget 2007 is the first Summary Budget produced by the Government of Manitoba that aligns with the accounting standards set by the Public Sector Accounting Board (PSAB), which require provincial governments to report on the broader definition of government. It consolidates the budget plan for core government with projections for all Crown organizations, regional health authorities, hospitals, colleges, universities and school divisions in the province to fully reflect Generally Accepted Accounting Principles (GAAP). The consolidation of these entities and core government is the Government Reporting Entity (GRE).
The transition to Summary Budgeting and Reporting requires not only that the annual budget and financial statements (public accounts) be tabled on a summary basis, but that all financial reporting, including quarterly reporting, must be transitioned to represent the GRE. In addition, quarterly reporting must also be made consistent with GAAP. As noted in the 2007 Budget, the government’s quarterly financial reporting will remain largely unchanged for 2007/08. In 2008/09, appropriate changes will be introduced and the transformation of quarterly reporting will be completed by the end of 2009/10.
Consistent with the transition plan, this report presents the unaudited financial results of the core government for the first quarter of the 2007/08 fiscal year based on the structure established in the Estimates of Revenue and Expenditure for the fiscal year ending March 31, 2008. The comparative data provided for the 2006/07 fiscal year has been restated to reflect the current structure.
FIRST QUARTER – ACTUAL TO ESTIMATE
The first quarter net result of expenditure exceeding revenue by $201.5 million was $56.6 million lower than the projection of $258.1 million. First quarter revenue was $122.5 million higher than projected and first quarter expenditure was $65.9 million higher than estimated primarily as a result of differences in the timing of expenditures and receipts.
FIRST QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS
The net result for the first quarter was $0.5 million higher than for the same period last year.
Total revenues were $184.4 million more than the same period last year, reflecting budgeted increases in both own source revenue and transfers from the Government of Canada.
Total expenditures were $184.9 million higher than the previous year. Program expenditures were $187.9 million higher while public debt costs were $3.0 million lower. The largest increases in program expenditures occurred in the departments of Health, Education, Citizenship and Youth and Family Services and Housing. As well, election costs of $6.2 million were included in the first quarter program expenditures.

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CAPITAL INVESTMENT
Overall, expenditures for tangible capital assets were $46.0 million, $18.2 million less than estimated at the end of the first quarter primarily due to timing variances related to the Manitoba Floodway Expansion and highway related activities. Total expenditures related to tangible capital assets were $15.3 million higher than the same period last year.
DEBT/PENSION REPAYMENT
The 2007 Budget provides for a $110.5 million contribution to the Debt Retirement Fund. An allocation committee will determine the share of those funds directed to pension or general purpose debt. In the 2007 Budget plan, the 2007/08 allocation is $85.5 million to the pension liability and $25.0 million for general purpose debt.
YEAR END PROJECTION
Summary net income of $174.8 million was projected in the 2007 Budget. For the core government, the projection was for revenue to exceed expenditure by $76.0 million prior to transfers of prepaid funding from Canada for wait time reduction programming and a transfer to the Debt Retirement Fund, for a net result of $2.5 million. The second quarter financial report will provide updated information on revenue and expenditures which will provide the basis for a revised year end projection.
FISCAL STABILIZATION FUND
The fund is projected to have a balance of $655.1 million at the end of the fiscal year. The projected status of the Fiscal Stabilization Fund is provided on page 12.
BORROWING ACTIVITY
The original estimate of borrowing requirements identified in the 2007 Budget was $2,946.2 million including refinancing of maturing debt, the funding of the Province’s pension liability for the Teachers’ Retirement Allowances Fund (TRAF), funding for Manitoba Hydro, Capital Investments, Health’s capital programs and new self sustaining requirements.
For the period April 1, 2007 to June 30, 2007, $134.2 million was raised through the issue of Manitoba Hydro Savings Bonds and $1,374.0 million was raised in the public market.

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(UNAUDITED)
($000s)

	2007/08	Comparison to 2007/08		Comparison to 2006/07
	ACTUAL	Estimate	Variance	Actual	Variance
Revenue

Own Source Revenue	1,270,032	1,248,784	21,248	1,210,534	59,498

Government of Canada	840,912	739,670	101,242	715,993	124,919

Total Revenue	2,110,944	1,988,454	122,490	1,926,527	184,417

Expenditure

Program Expenditure	2,236,669	2,169,770	66,899	2,048,737	187,932

Debt Servicing	75,823	76,776	(953)	78,842	(3,019)

Total Expenditure	2,312,492	2,246,546	65,946	2,127,579	184,913

Net Result June 30, 2007	(201,548)	(258,092)	56,544	(201,052)	(496)

Transfer to Debt Retirement Fund	—	—	—	—	—

Transfer from the Fiscal Stabilization Fund	—	—	—	—	—

Net Income (Loss)	(201,548)	(258,092)	56,544	(201,052)	(496)

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(UNAUDITED)
($000s)

	2007/08	Comparison to 2007/08		Comparison to 2006/07
	ACTUAL	Estimate	Variance	Actual	Variance
Taxation:
Finance
- Individual Income Tax	532,044	532,044	—	501,864	30,180
- Corporation Income Tax	75,552	75,552	—	95,922	(20,370)
- Corporation Capital Tax	40,619	39,000	1,619	40,059	560
- Gasoline Tax	25,074	23,800	1,274	24,808	266
- Insurance Corporations Tax	15,306	15,424	(118)	14,897	409
- Land Transfer Tax	9,543	8,953	590	8,739	804
- Levy for Health and Education	51,097	51,200	(103)	48,684	2,413
- Mining Tax	45,396	45,852	(456)	16,379	29,017
- Motive Fuel Tax	12,740	12,000	740	12,333	407
- Retail Sales Tax	217,725	208,100	9,625	199,345	18,380
- Tax Administration and Miscellaneous Tax Act	12,933	11,700	1,233	11,722	1,211
- Tobacco Tax	32,282	34,300	(2,018)	34,296	(2,014)
- Other Taxes	560	520	40	556	4

	1,070,871	1,058,445	12,426	1,009,604	61,267
Science, Technology, Energy and Mines
- Oil and Natural Gas Tax	2,446	2,581	(135)	3,336	(890)

	1,073,317	1,061,026	12,291	1,012,940	60,377

Other Revenue:
Automobile and Motor Carrier Licenses and Fees	29,547	24,906	4,641	27,032	2,515
Justice	10,772	9,922	850	8,763	2,009
Water Power Rentals	27,109	23,488	3,621	31,498	(4,389)
Manitoba Lotteries Corporation	68,000	68,000	—	66,000	2,000
Manitoba Liquor Control Commission	27,900	27,700	200	29,700	(1,800)
Other Sources	33,387	33,742	(355)	34,601	(1,214)

	196,715	187,758	8,957	197,594	(879)

Total Own Source Revenue	1,270,032	1,248,784	21,248	1,210,534	59,498

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(UNAUDITED)
($000s)

	2007/08	Comparison to 2007/08		Comparison to 2006/07
	ACTUAL	Estimate	Variance	Actual	Variance
Government of Canada:
Equalization	425,837	425,837	—	414,264	11,573
Canada Health Transfer (CHT)	201,757	201,757	—	192,512	9,245
Canada Social Transfer (CST)	85,106	85,106	—	83,030	2,076
EcoTrust Fund	53,819	—	53,819	—	53,819
Child Care	8,998	—	8,998	—	8,998
Health Funds	38,704	3,153	35,551	1,941	36,763
Departments
- Labour Market Agreements	21,878	17,371	4,507	21,878	—
- Other Agreements	4,813	6,446	(1,633)	2,368	2,445

Total Government of Canada	840,912	739,670	101,242	715,993	124,919

Total Revenue	2,110,944	1,988,454	122,490	1,926,527	184,417

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF PART A — OPERATING EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(UNAUDITED)
($000s)

	2007/08	Comparison to 2007/08		Comparison to 2006/07
	ACTUAL	Estimate	Variance	Actual	Variance
Legislative Assembly	12,770	13,520	(750)	6,555	6,215
Executive Council	706	739	(33)	813	(107)
Aboriginal and Northern Affairs	9,800	9,983	(183)	13,797	(3,997)
Advanced Education and Literacy	107,438	107,606	(168)	108,357	(919)
Agriculture, Food and Rural Initiatives	14,997	20,083	(5,086)	18,992	(3,995)
Civil Service Commission	1,189	1,222	(33)	1,019	170
Competitiveness, Training and Trade	20,577	22,536	(1,959)	21,048	(471)
Conservation	29,161	28,369	792	27,772	1,389
Culture, Heritage, Tourism and Sport	27,747	27,206	541	26,851	896
Education, Citizenship and Youth	471,857	459,226	12,631	420,309	51,548
Employee Pensions and Other Costs	18,138	17,650	488	15,671	2,467
Family Services and Housing	249,910	260,767	(10,857)	242,201	7,709
Finance — Departmental Costs	34,943	35,095	(152)	35,311	(368)
Finance — Debt Servicing Costs	75,823	76,776	(953)	78,842	(3,019)
Health	1,010,651	929,782	80,869	889,283	121,368
Healthy Child Manitoba	5,504	6,028	(524)	5,679	(175)
Infrastructure and Transportation	104,225	104,129	96	100,550	3,675
Intergovernmental Affairs	27,193	27,772	(579)	27,507	(314)
Justice	56,043	57,230	(1,187)	53,173	2,870
Labour and Immigration	7,839	7,579	260	6,920	919
Manitoba Seniors and Healthy Aging Secretariat	197	230	(33)	184	13
Science, Technology, Energy and Mines	15,233	17,954	(2,721)	17,152	(1,919)
Water Stewardship	5,831	5,676	155	6,118	(287)
Enabling Appropriations	230	416	(186)	412	(182)
Other Appropriations	4,490	8,972	(4,482)	3,063	1,427

Total Expenditure	2,312,492	2,246,546	65,946	2,127,579	184,913

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF PART B — CAPITAL INVESTMENT
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(UNAUDITED)
($000s)

	2007/08	Comparison to 2007/08		Comparison to 2006/07
	ACTUAL	Estimate	Variance	Actual	Variance
Legislative Assembly	—	—	—	6	(6)
Agriculture, Food and Rural Initiatives	—	—	—	—	—
Competitiveness, Training & Trade	—	—	—	—	—
Conservation
General Assets	76	76	—	358	(282)
Infrastructure Assets	845	1,225	(380)	325	520

Total Conservation	921	1,301	(380)	683	238

Culture, Heritage, Tourism and Sport	—	—	—	—	—
Education, Citizenship and Youth	100	—	100	—	100
Family Services & Housing	218	268	(50)	166	52
Finance	306	372	(66)	—	306
Health	—	100	(100)	37	(37)
Infrastructure and Transporation
General Assets	9,070	7,771	1,299	3,435	5,635
Infrastructure Assets	34,937	53,450	(18,513)	25,724	9,213

Total Infrastructure and Transportation	44,007	61,221	(17,214)	29,159	14,848

Justice	1	150	(149)	1	—
Science, Technology, Energy and Mines	448	803	(355)	684	(236)
Water Stewardship	—	—	—	—	—
Enabling Appropriations:
-Internal Reform, Workforce Adj. and General Salary Increases
General Assets	—	—	—	—	—
Infrastructure Assets	—	—	—	—	—

Total Enabling Appropriations	—	—	—	—	—

Total Capital Assets	46,001	64,215	(18,214)	30,736	15,265

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
June 30, 2007
(with comparative figures for March 31, 2007)
(UNAUDITED)
($000s)

	Canadian	Canadian	Increase
	Dollar	Dollar	(Decrease)
	Valuation	Valuation	June 30, 2007
	(Note 1)	(Note 1)	over
	June 30, 2007	March 31, 2007	March 31, 2007
Provincial Borrowings Payable in:
Canadian Dollars	14,126,175	13,661,521	464,654
Issues Hedged to Canadian Dollars	3,393,450	3,482,100	(88,650)
U.S. Dollars	2,023,703	2,194,026	(170,323)
Issues Hedged to U.S. Dollars	562,488	609,829	(47,341)

Subtotal Provincial Borrowings	20,105,816	19,947,476	158,340

Guarantees and Obligations Payable in:
Canadian Dollars	1,260,270	1,406,776	(146,506)
U.S. Dollars	—	—	—

Subtotal Guarantees and Obligations (Note 2)	1,260,270	1,406,776	(146,506)

Subtotal Provincial Borrowings, Guarantees and Obligations (Note 3)	21,366,086	21,354,252	11,834
Less: Sinking Fund Investments	(4,452,253)	(4,736,510)	(284,257)
Less: Debt Retirement Fund	(51,000)	(51,000)	—

Total Provincial Borrowings, Guarantees and and Obligations Outstanding (Note 4)	16,862,833	16,566,742	296,091

Note to Reader:
Outstanding provincial borrowings will fluctuate during the fiscal year as a result of the timing of borrowing activities of the Province. While current accounting standards identify Net Debt as the best presentation of a government’s financial position, certain valuations used in the calculation of Net Debt are not available on a quarterly basis. Net Debt is defined as total liabilities less the financial assets available to repay those liabilities. The Public Accounts for the year ended March 31, 2007 reflected Net Debt of core government operations (the operating fund) to be $8.3 billion (see Public Accounts, Volume 1, Page 107) and for the government reporting entity to be $10.4 billion (see Public Accounts, Volume 1, page 56).

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
CORE GOVERNMENT
STATEMENT OF PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
June 30, 2007
(with comparative figures for March 31, 2007)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at June 30, 2007 and at March 31, 2007. As at June 30, 2007, the U.S. dollar exchange rate was $1.0634 ($1.1529 at March 31, 2007).

2.	Includes borrowings of Manitoba Hydro which has been guaranteed by the Province, Government Enterprises and other payables and third party debt of health care facilities.

3.	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at June 30, 2007, total provincial borrowings and guarantees were payable 88% in Canadian dollars and 12% in U.S. dollars. Of this total, General Government Program borrowing and Other Crown Organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings were payable 65% in Canadian dollars (62% at March 31, 2007) and 35% in U.S. dollars (38% at March 31, 2007).

4.	The above borrowings, guarantees and obligations were outstanding for the following purposes:

	June 30, 2007		March 31, 2007
	($ Thousands)	($ Per Capita)	($ Thousands)	($ Per Capita)
		(Note 5)		(Note 5)
Government Programs — General	6,386,712	5,399	6,564,303	5,549
Government Programs — TRAF (Note 8)	500,000	423	—	—
Manitoba Hydro	6,641,785	5,615	6,636,123	5,610
Capital Investments	757,282	640	749,221	633
Health Facilities	812,219	687	780,219	660
Government Enterprises and Other (Note 6)	533,152	451	533,152	451
Other Crown Organizations	1,231,683	1,041	1,303,724	1,102

	16,862,833	14,256	16,566,742	14,005

	(Note 7)

5.	Per Capita data is based upon population figures at April 1, 2007 as reported by Statistics Canada.

6.	Includes debentures issued by school boards and hospitals which are held by government enterprises, amounts owed to the federal government and other long term loans payable to government enterprises.

7.	Provincial borrowings, guarantees and obligations increased by $296.1 million. Increases in borrowings were primarily due to the funding of the Province’s contribution to its liability for the Teachers’ Retirement Allowances Fund (TRAF), funding of Manitoba Hydro’s capital program and Health Facilities borrowings. The increases in borrowings were offset by matured General Government program borrowings which have not yet been refinanced, the impact of a stronger Canadian dollar and an increase in Manitoba Hydro’s sinking fund contribution. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar borrowings.

8.	With the government’s initial contribution to TRAF, the net pension liability decreased $500.0 million during the first quarter of 2007/08. At June 30, 2007 the government’s net pension liability for TRAF has been reduced from $1,922 million to $1,422 million.

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2008
(with comparative figures for March 31, 2007)
($000s)

	2007/08	2006/07
	Projection (1)	Actual (2)
Fund Balance, Beginning of Year	51,000	25,000

Contribution	110,495	110,495
Interest	2,000	1,000
Transfer to Pension Assets Fund	(85,495)	(85,495)

Fund Balance, End of Year	78,000	51,000

Notes:

(1)	Based on projection included in the 2007 Budget.

(2)	Based on 2006/07 Public Accounts.

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
PENSION ASSETS FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2008
(with comparative figures for March 31, 2007)
($000s)

	2007/08	2006/07
	Projection (1)	Actual (2)
Fund Balance, Beginning of Year	699,264	536,986

Contributions:
Teachers’ Retirement Allowances Fund(3)	1,502,000	—
Debt Retirement Fund (4)	85,495	85,495
Net Investment Earnings	107,000	66,545
Current Service Contributions	78,000	10,238

	1,772,495	162,278

Transfers
Teachers’ Retirement Allowances Fund Pension
Payments(3)	(134,000)	—

Fund Balance, End of Year	2,337,759	699,264

Notes:

(1)	Based on YTD earnings and contributions (extrapolated to March 31, 2008).

(2)	Based on 2006/07 Public Accounts.

(3)	Reflects the impact of the government’s decision to fund 75% of the employer’s liability.

(4)	Based on projection included in the 2007 Budget.

PROVINCE OF MANITOBA	APRIL TO JUNE 2007
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2008
(with comparative figures for March 31, 2007)
($000s)

	2007/08	2006/07
	Projection	Actual (2)
Health Programs

Fund Balance, Beginning of Year	175,195	202,411
Interest Earnings	5,341	7,856
Wait Time Reduction (1)	(37,000)	(27,419)
Other Health Related Programming	—	(7,653)

Fund Balance, End of Year	143,536	175,195

General Programs

Fund Balance, Beginning of Year	487,955	329,576
Interest Earnings	21,087	12,792
Recovered from Health Programs
- Wait Time Reduction Programming	—	27,419
- Other Health Related Programming	—	7,653
Year-end Core Government Result (1)	2,500	110,515

Fund Balance, End of Year	511,542	487,955

Total Fund Balance, End of Year	655,078	663,150

Note:

(1)	Based on projection included in the 2007 Budget.

(2)	Based on 2006/07 Public Accounts.